ImmuCell Announces Financial Results for Third Quarter of 2014

Sales for Third Quarter and Nine Months Increase 43% and 21%, Respectively

PORTLAND, ME -- (Marketwired - November 12, 2014) - ImmuCell Corporation (NASDAQ: ICCC), a growing animal health company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries, today announced financial results for its third quarter ended September 30, 2014.

Third Quarter Overview:

  Sales of $1.77 million during the third quarter of 2014, an increase of 43% compared to the same quarter a year ago;
  Ninth (9th) consecutive quarter of positive sales growth and 15th quarter of positive sales growth out of the last 16 quarters, compared to same periods in prior years;
  Sales of $5.39 million during the first nine months of 2014, an increase of 21% compared to the same period a year ago;
  Cash, cash equivalents, short-term and long-term investments balance of $4.65 million at September 30, 2014;
  Investment in facility modifications and processing equipment necessary to produce pharmaceutical-grade Nisin for the Mast Out® regulatory submission and to verify production costs completed;
  Validation and optimization of new production facility and equipment to manufacture Nisin and complete regulatory submission underway;
  Pivotal study of Company's First Defense® product to prevent calf scours caused by rotavirus on schedule for completion by year-end;
  Sales of First Defense® surpass 14 million doses since market launch in 1991; and
  Construction initiated on 7,200 square foot facility addition to expand and improve production capacity for First Defense®.

Quarterly Results
For the third quarter ended September 30, 2014, product sales increased 43% to $1.77 million versus $1.23 million in the same period of the prior year. For the first nine months of 2014, product sales increased 21% to $5.39 million versus $4.45 million in the same period of the prior year. Sales increases were primarily driven by increased market acceptance of First Defense® for the prevention of newborn calf scours. Sales of the First Defense® product line increased by 41% and 20% during the three-month and nine-month periods ended September 30, 2014, respectively, in comparison to the same periods ended September 30, 2013.

Gross margin during the third quarter of 2014 was 61% of product sales, compared to 50% in the third quarter of last year. Gross margin during the first nine months of 2014 was 58% of product sales, compared to 55% during the first nine months of last year. The Company expects to maintain margins above 50%.

Sales and marketing expenses for the third quarter of 2014 were $374,000 compared to $258,000 during the same period last year. Sales and marketing expenses aggregated 21% of product sales during the third quarter in both 2014 and 2013. Sales and marketing expenses for the first nine months of 2014 were $922,000 compared to $726,000 during the same period last year. Sales and marketing expenses aggregated 17% and 16% of product sales during the first nine months of 2014 and 2013, respectively. The annual target for these expenses is up to 20% of product sales. This percentage may increase a few points over the current rate due to a planned increase in sales and marketing expenses during the second half of 2014, but it is expected to return to the target level below 20% in 2015 if the anticipated increase in sales of First Defense® is achieved.

Product development expenses increased by $70,000 to $361,000 during the three-month period ended September 30, 2014, as compared to $291,000 during the same period in 2013. Approximately $57,000 of this increase was related to expenses incurred in connection with the installation of the Company's pharmaceutical-grade Nisin production facility (which management considers non-recurring, infrequent and unusual expenses). Product development expenses of $1,716,000 during the nine-month period ended September 30, 2014 were comprised of $970,000 in connection with the installation of the pharmaceutical-grade Nisin production facility and $746,000 in connection with other product development expenses. In comparison, product development expenses were $829,000 during the same period in 2013.

If the Company had elected not to incur $970,000 in non-recurring, infrequent and unusual product development expenses (described above) during the first nine months of 2014, the Net Operating (Loss) of ($405,000) would been improved to Net Operating Income of $564,000. This adjusted figure compares favorably to Net Operating Income of $191,000 during the first nine months of 2013.

Net Operating Income of $41,000 during the third quarter of 2014 included $104,000 of non-cash depreciation and amortization expenses. In comparison, Net Operating (Loss) of ($159,000) during the third quarter of 2013 included $98,000 of non-cash depreciation and amortization expenses. Net Operating (Loss) of ($405,000) during the first nine months of 2014 included $333,000 of non-cash depreciation and amortization expenses. In comparison, Net Operating Income of $191,000 during the first nine months of 2013 was reduced by $295,000 of non-cash depreciation and amortization expenses.

As projected, after a large investment in product development expenses (described above) during the first half of 2014, the Company returned to profitability during the third quarter of 2014. The Net Income was $10,000, or $0.00 per diluted share, during the third quarter of 2014, in comparison to Net Income of $57,000, or $0.02 per diluted share, during the third quarter of 2013. The Net (Loss) was ($298,000), or ($0.10) per share, during the first nine months of 2014, in contrast to Net Income of $268,000, or $0.09 per diluted share, during the first nine months of 2013.

Outlook
The Company is expecting to see continued growth in product sales. Work is underway to complete the two remaining Technical Sections required for approval of the New Animal Drug Application (NADA) for Mast Out® by the U.S. Food and Drug Administration (FDA). Due to additional regulatory requirements, completion of the Human Food Safety (HFS) Technical Section is currently anticipated by the end of 2015. A first submission of the Chemistry, Manufacturing and Controls (CMC) Technical Section to the FDA is expected during the first quarter of 2015. Allowing for two submissions, both subject to six-month review periods by the FDA, completion of the CMC Technical Section is currently anticipated in the first half of 2016.

Management Discussion
Michael Brigham, President and CEO of ImmuCell Corporation, commented, "We continue to execute on the two core components of our business strategy: expanding the market penetration of First Defense®, our best-in-class treatment for calf scours, and advancing the development of Mast Out®, our novel treatment for subclinical mastitis in lactating dairy cows without a milk discard requirement. Our ground-breaking product innovation is unlike all other mastitis treatments on the market today that are sold subject to a milk discard requirement."

Mr. Brigham expanded on the results of the quarter, "The continued strong growth in product sales was due to the success of a number of management initiatives as well as improved market conditions. We continue to invest in our expanding sales and marketing team with the hiring of two additional sales representatives during the third quarter to increase our presence on farm and with distributors. An improved milk-to-feed ratio and a strong price for newborn calves also contributed to our significant sales growth."

Mr. Brigham concluded, "With three Technical Sections Complete Letters from the FDA in hand, we are focused on the remaining two Technical Sections required to introduce Mast Out® to the market. Mast Out® has the potential to revolutionize the way that mastitis is treated by making earlier treatment of subclinical infections in cows economically feasible by not requiring a milk discard during, or for a period of time after, treatment. No other product presently on the market can offer this value proposition. Our current timeline projects FDA approval in 2016."

About ImmuCell
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company has also developed products that address mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at our newly updated website, (http://www.immucell.com).

Safe Harbor Statement:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by products still in development; future sources of financial support for our product development, manufacturing and marketing efforts; the amount and timing of future investments in facility modifications and production equipment; the future adequacy of our working capital and the availability of third party financing; timing and future costs of a facility to produce pharmaceutical-grade Nisin for Mast Out®; the timing and outcome of pending or anticipated applications for future regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future realization of deferred tax assets; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce pharmaceutical-grade Nisin for Mast Out®; factors that may affect the dairy and beef industries and future demand for our products; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors' ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as "expects", "may", "anticipates", "aims", "intends", "would", "could", "should", "will", "plans", "believes", "estimates", "targets", "projects", "forecasts" and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, the uncertainties associated with product development, pharmaceutical-grade Nisin manufacturing, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, currency fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors.

                Unaudited Condensed Statements of Operations

                                  For the Three-Month   For the Nine-Month
                                     Periods Ended         Periods Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
(In thousands, except per share
 amounts)                           2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------

Product sales                    $   1,770  $   1,235  $   5,392  $   4,448
Cost of goods sold                     692        619      2,285      1,995
                                 ---------  ---------  ---------  ---------
  Gross margin                       1,078        616      3,107      2,453

Product development expenses           361        291      1,716        829
Sales, marketing and
 administrative expenses               676        485      1,796      1,434
                                 ---------  ---------  ---------  ---------
  Operating expenses                 1,037        776      3,512      2,263
                                 ---------  ---------  ---------  ---------

NET OPERATING INCOME (LOSS)             41       (160)      (405)       190

Other (expenses) revenues, net         (11)       237        (39)       268
                                 ---------  ---------  ---------  ---------

INCOME (LOSS) BEFORE INCOME TAXES       30         77       (444)       458

Income tax (expense) benefit           (20)       (20)       146       (190)
                                 ---------  ---------  ---------  ---------

NET INCOME (LOSS)                $      10  $      57  $    (298) $     268
                                 =========  =========  =========  =========

Weighted average common shares
 outstanding:
  Basic                              3,027      3,019      3,027      3,019
  Diluted                            3,106      3,085      3,027      3,082
NET INCOME (LOSS) PER SHARE:
  Basic                          $    0.00  $    0.02  $   (0.10) $    0.09
  Diluted                        $    0.00  $    0.02  $   (0.10) $    0.09

                    Unaudited Selected Balance Sheet Data
                                                                 (Audited)
                                                   As of           As of
                                                September 30,   December 31,
                                                    2014           2013
                                               -------------- --------------
(In thousands)
Cash, cash equivalents, short-term and long-
 term investments                              $        4,647 $        5,255
Net working capital                                     5,266          6,632
Total assets                                           10,741         10,961
Stockholders' equity                           $        9,124 $        9,396

Contact:
Michael F. Brigham
President and CEO
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com